Exhibit T3A.3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/13/1990
700317030 – 2060068

RESTATED CERTIFICATE OF INCORPORATION

OF

EXCEL TECHNOLOGY, INC.

(Pursuant to Section 245 of the General Corporation Law)

The undersigned, being the President and Secretary, respectively, of EXCEL TECHNOLOGY, INC. (the “Corporation”), pursuant to Section 245 of the Delaware General Corporation Law, do hereby certify the following:

1. The name of the Corporation is Excel Technology, Inc.

2. The Certificate of Incorporation was filed by the Secretary of State on April 23, 1985.

3. The Certificate of Incorporation, as now in full force and effect, is hereby amended to effect the following amendments authorized by Section 242 of the Delaware General Corporation Law:

(a) ARTICLE FOURTH is hereby amended to (i) change the aggregate number of shares which the Corporation shall have authority to issue from Sixty Million (60,000,000) shares consisting of Ten Million (10,000,000) shares of preferred stock, par value $.001 per share, and Fifty Million (50,000,000) shares of common stock, par value $.001 per share to Twenty Two Million (22,000,000) shares consisting of Two Million (2,000,000) shares of preferred stock, par value $.001 per share, and Twenty Million (20,000,000) shares of common stock, par value $.001 per share;

(ii) to effect a reverse stock split by changing the 6,720,000 shares of Common Stock, par value $.001 per share, presently issued and outstanding, into 1,600,000 shares of common stock, par value $.001 per share, on the basis of one (1) share of common stock, par value $.001 per share, for every 4.2 shares of common stock, par value $.001 per share, presently issued and outstanding, with fractional shares being rounded to the nearest whole number; (iii) to reduce the stated capital from $6,720 to $1,600; and (iv) to cancel the designation of 1,380,000 shares of Preferred Stock as “9% Series A Redeemable Convertible Preferred Stock”, all of which shares are authorized but unissued; and

b) to renumber ARTICLES SEVENTH and EIGHTH as ARTICLES FIFTH and SIXTH due to the elimination of ARTICLES FIFTH and SIXTH dealing with the names and addresses of the incorporator and first Board of Directors of the Corporation.

4. The text of the Certificate of Incorporation as heretobefore amended, is hereby restated as further amended herein to read as hereinafter set forth in full:

FIRST: The name of the Corporation is Excel Technology, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 15 East North Street in the City of Dover, County of Kent. The registered agent in charge thereof is United Corporate Services, Inc. at the above address.

THIRD: The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all of the things herein mentioned, as fully and to the same extent as natural persons might or could do, in any part of the world, viz:

“The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.”

FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Two Million (22,000,000) shares consisting of:

1. Two Million (2,000,000) shares of preferred stock, par value $. 001 per share (hereinafter referred to as “Preferred Stock”); and

2. Twenty Million (20,000,000) shares of common stock, par value $.001 per share (hereinafter referred to as “Common Stock”).

A. Preferred Stock

1. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation, each of said series to be distinctly designated. All shares of any series of Preferred Stock shall be alike in every particular except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The designation, relative rights, preferences and limitations of each series may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly granted authority to fix, prior to the issuance of any shares of a particular series of Preferred Stock, the designation, relative rights, preferences and limitations of such series, including, but without limiting the generality of the foregoing, the following:

(a) The distinctive designation and the number of shares of Preferred Stock which shall constitute such series;

(b) The rate and times at which, and the terms and conditions upon which, dividends, if any, on the Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(c) The right, if any, of the holders of Preferred Stock of such series to convert the same into or exchange the same for shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

(e) The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the affairs of the Corporation;

(f) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(g) The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series or by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B. Common Stock

1. After the requirements with respect to preferential dividends on Preferred Stock (fixed in accordance with the provisions of Paragraph A of this ARTICLE FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase account (fixed in accordance with the provisions of Paragraph A of this ARTICLE FOURTH), and subject further to any conditions which may be fixed in accordance with the provisions of Paragraph A of this ARTICLE FOURTH, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2. After distribution, in full, of the preferential amount (fixed in accordance with the provisions of Paragraph A of this ARTICLE FOURTH), to be distributed to the holders of Preferred Stock in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation, the holders of the

Common Stock shall be entitled to receive, ratably in proportion to the number of shares of Common Stock held by them, all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders.”

FIFTH: The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this Corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

The stockholders and the directors shall have the power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the THIRD paragraph hereof shall, except where otherwise specified in said paragraph, be no wise limited or restricted by reference to or inference from the terms of any other clause or paragraph in the Certificate of Incorporation, but the objects, purposes and powers specified in the THIRD paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty of such director. This provision, however, shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occuring prior to the date when this provision becomes effective.”

5. These amendments and restatement of the Certificate of Incorporation were authorized by the unanimous written consent of the Board of Directors of the Corporation and by the consent in writing, signed by the holders of a majority of the outstanding shares entitled to vote thereon, pursuant to Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, we have subscribed this Certificate this 12th day of November, 1990, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true, complete and correct.

EXCEL TECHNOLOGY, INC.

By:	/s/ Rama Rao
Rama Rao, President

Attest By:	/s/ Triveni Srinivasan-Rao
Triveni Srinivasan-Rao, Secretary